**STATE OF NEVADA**

***FRANCISCO V. AGUILAR***
*Secretary of State*

***GABRIEL DI CHIARA***
*Chief Deputy*

**OFFICE OF THE**
**SECRETARY OF STATE**

*Commercial Recordings Division*
*202 N. Carson Street*
*Carson City, NV 89701*
*Telephone (775) 684-5708*
*Fax (775) 684-7138*

*North Las Vegas City Hall*
*2250 Las Vegas Blvd North, Suite 400*
*North Las Vegas, NV 89030*
*Telephone (702) 486-2880*
*Fax (702) 486-2888*

## Business Entity - Filing Acknowledgement

01/30/2023

| | |
|---|---|
| **Work Order Item Number:** | W2023013001712-2666435 |
| **Filing Number:** | 20232914964 |
| **Filing Type:** | Certificate of Designation |
| **Filing Date/Time:** | 1/30/2023 11:55:00 AM |
| **Filing Page(s):** | 4 |

**Indexed Entity Information:**

**Entity ID:** E0242752008-3 **Entity Name:** BTCS INC.

**Entity Status:** Active **Expiration Date:** None

Commercial Registered Agent
NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

DocuSign Envelope ID: 65AC4FB5-C7C4-47FB-8946-197E12C62AFF

| Filed in the Office of | Business Number E0242752008-3 |
|---|---|
| F V Aguilar | Filing Number 20232914964 |
| Secretary of State State Of Nevada | Filed On 1/30/2023 11:55:00 AM |
| | Number of Pages 4 |

**FRANCISCO V. AGUILAR**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity: BTCS Inc.<br>Entity or Nevada Business Identification Number (NVID): NV20081590421 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>Series V Convertible Preferred Stock |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>The Board hereby authorizes the issuance of Series V Convertible Preferred Stock constituting 19,500,000 shares, par value $0.001 per share. |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X DocuSigned by: Charles Allen<br>Signature of Officer Date: 1/30/2023 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

**CERTIFICATE OF DESIGNATION**
**OF SERIES V PREFERRED STOCK**
**OF BTCS INC.**

The undersigned, Charles Allen, the Chief Executive Officer of BTCS Inc. (the "***Corporation***"), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the "***NRS***"), hereby does certify:

WHEREAS, that pursuant to the authority expressly conferred upon the Board of Directors (the "***Board***") of the Corporation by the Corporation's Articles of Incorporation, as amended, and Section 78.315 of the NRS, the Board on January 27, 2022, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of Nineteen Million Eight Hundred Thousand (19,500,000) shares of preferred stock designated as Series V Convertible Preferred Stock, $0.001 par value , none of which have been issued.

**NOW, THEREFORE, BE IT RESOLVED**, that the designation, relative rights, limitations and preferences of the Series V Preferred Stock are as follows:

**Section 1. Designation**. The designation of such Series V Convertible Preferred Stock ("***Series V Preferred***" or "***Series V***").

**Section 2. Number of Shares**. The number of shares of Series V Preferred shall be 19,500,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock undesignated as to series) or decreased (but not below the number of shares of Series V Preferred then outstanding) by the Board. Shares of Series V Preferred that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and the Corporation shall take all such actions as are necessary to cause such shares to revert to status of authorized but unissued shares of Preferred Stock undesignated as to series.

**Section 3. Liquidation Rights**. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the outstanding shares of Series V Preferred shall not be treated as if such shares were additional outstanding shares of the Corporation's Common Stock, par value $0.001 per share (the "***Common Stock***") and shall not be entitled to any rights or to any distributions of assets the Corporation.

**Section 4. Redemption**.

**(a) Redemption**. Except as provided for in Section 8, the Board may, at its option, at any time after the one-year anniversary of issuance, redeem all but not less than all of the then outstanding shares of Series V by giving notice of such redemption. Notice of redemption may be given either by press release or other public announcement including a Current Report on Form 8-K filed with the Securities and Exchange Commission ("***SEC***") and such notice shall be effective as of the date of such announcement or filing date with the SEC. Notice must be given at least 15 calendar days prior to a redemption date and any notice that is so provided will be deemed given, whether or not the holder receives the notice. Each such notice of redemption must state the method by which the payment of the redemption price is to be made. The failure to be given, or any defect in, any notice required by this Section 4(a) will not affect the legality or validity of the action taken by the Board or of the redemption. The redemption price for any shares of Series V Preferred to be redeemed shall be payable in cash, out of funds legally available therefor, and shall be equal to $0.001 per share.

**(b) Effectiveness of Redemption**. From and after the redemption date specified in the notice

of redemption, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, the Series V Preferred to be redeemed on such redemption date will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series V Preferred holder shall cease and terminate in all respects.

**Section 5. Conversion.**

**(a) Right of Conversion.** After such time as the Company obtains a DTC eligible CUSIP number for the Series V and has provided conversion instructions (as described below), the holder will be entitled, at its sole option, to convert all but not less than all Series V then held by it, at the earlier of: 1) any time prior to redemption provided for under Section 4 or Section 8, and 2) on or prior to December 31, 2024, into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock. Each share of Series V shall convert to one share of Common Stock (the "***Conversion Ratio***"). To convert shares of Series V Preferred into shares of Common Stock, the holder shall follow the conversion instructions provided for on the Corporation's website at www.btcs.com or provided for in a Current Report on Form 8-K filed with the SEC. We refer to such date of conversion as the "Conversion Date". After the Conversion Date, such shares of Series V Preferred shall no longer be deemed to be outstanding, and all rights of the holders thereof as such shall cease and terminate in all respects.

**(b) No Right of Holders to Cause Other Conversions.** No holder of Series V Preferred shares shall have any right to cause or require the conversion of any Series V Preferred shares into any other class of capital stock of the Corporation or any other security or any right to cause or require any exchange of any Series V Preferred shares for any other class of capital stock of the Corporation or any other security.

**Section 6. Certain Adjustments.** If the Corporation splits or combines its Common Stock, then the Conversion Ratio shall automatically adjust on a corresponding pro-rata basis. For example, if the Corporation combines its Common Stock on a 1 for 4 basis, the Conversion Ratio shall be multiplied by four. No fractional shares representing fractional shares of Common Stock shall be issued upon the conversion of the Series V Preferred. Fractional shares will be rounded to the next highest whole number.

**Section 7. Voting Rights.** Except as otherwise provided herein or as required by law, the holders of the shares of Series V Preferred shall have no voting rights.

**Section 8. Rights in the Event of Merger or Consolidation Involving the Corporation.** If the Corporation enters into a Fundamental Transaction (prior to the one year anniversary of the issuance date), the Corporation shall have the option of redeeming the Series V or to use all commercially reasonable efforts to make proper provision so that each outstanding share of Series V is treated as if such share were an additional outstanding share of Common Stock for all purposes in connection with any such Fundamental Transaction. "Fundamental Transaction" means the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination

(including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination). "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

**Section 9. Other Rights.** The shares of Series V Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

**Section 10. Fees.** The Corporation shall pay all fees of the Corporation's transfer agent that may be payable with respect to the transfer of the Series V to the transfer agent and the issuance and delivery of Common Stock upon conversion of the Series V. The Corporation shall not be responsible for any other fees incurred by the holder including fees charged to the holder by its broker.

**Section 11. Amendment.** The Corporation may amend this Certificate of Designation without the consent of the holders, solely with respect to:

(a) cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision contained in this Certificate of Designation;

(b) make any provision with respect to matters or questions relating to the Series V that is not inconsistent with the provisions of the Articles of Incorporation or this Certificate of Designation;

(c) waive any of the Corporation's rights with respect to the Series V; or

(d) reduce the authorized shares of Series V to an amount equal to the then currently outstanding shares of Series V.

**Section 12. Severability.** If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in full force effect and will in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, BTCS Inc. has caused this Certificate of Designation to be signed by a duly authorized officer this 30 day of January, 2023.

BTCS INC.

By: /s/ Charles Allen

Name: Charles Allen

Title: Chief Executive Officer